Exhibit (e)(1)

EXCERPTS FROM DEFINITIVE PROXY STATEMENT DATED APRIL 28, 2003

RELATING TO THE 2003 ANNUAL MEETING OF STOCKHOLDERS OF PEOPLESOFT, INC.

Severance Arrangements

      Pursuant to an offer letter dated June 28, 2000, if Mr. Gupta’s employment is involuntarily terminated other than for cause, he is entitled to severance equal to six months’ base salary. In addition, if the termination is a result of an acquisition of PeopleSoft or his responsibilities are significantly reduced as a result of an acquisition of PeopleSoft, 25% of Mr. Gupta’s unvested stock options will become vested.

      Pursuant to an offer letter dated September 26, 2000, Mr. Parker is entitled to accelerated vesting of his stock options if PeopleSoft is acquired and his employment is adversely affected. Mr. Parker will receive vesting credit for a period of twice the amount of time that he was employed by PeopleSoft prior to the acquisition, or such lesser amount necessary to cause the options to become fully vested.

      In October 2002, the Compensation Committee approved a severance policy for executives, pursuant to which each executive officer (other than the CEO) is eligible to receive twelve months’ salary, health insurance continuation payments, and target bonus under an executive bonus plan, and credit for twelve months’ vesting with respect to equity awards, in the event of termination of employment for other than “Cause” as defined in the policy. In addition, in the event of termination of employment under certain circumstances following a “Change of Control” as defined in the plan, each eligible Executive will receive 100% vesting of his/her outstanding unvested options, as well as the other benefits listed in the preceding sentence. In order to receive benefits under this policy, an eligible executive must elect to forego all rights to compensation or accelerated vesting under the terms of any other agreement or arrangement with PeopleSoft.

CEO Compensation

      The compensation for PeopleSoft’s CEO is comprised of base salary, cash incentives and longer-term equity incentives as described above. In determining the CEO’s compensation, the Committee considers PeopleSoft’s overall performance, including achievement of revenue and operating income targets and expense management, and investor return. The Committee also considers Mr. Conway’s individual performance, vision and leadership, and market survey data for peer group companies. Based upon these factors, the Committee established Mr. Conway’s base salary for 2002 at $1,000,000, unchanged from the prior year. Although the CEO does not participate in the Bonus Plan, the Committee establishes each year a target cash incentive for Mr. Conway, also based on the factors described above. For 2002, upon its review of PeopleSoft’s overall financial and business performance during the year as well as its performance relative to competitors, and the Board’s evaluation of Mr. Conway’s outstanding performance in leading the Company for the previous three years, Mr. Conway was awarded a cash incentive bonus of $1,095,000 and an additional $500,000 discretionary bonus. Mr. Conway also received a $325,000 retention bonus payment in 2002.

      In 2002, Mr. Conway was granted options to purchase an aggregate of 4,125,000 shares of PeopleSoft’s Common Stock at exercise prices ranging from $14.88 to $29.29 per share. The shares subject to each option vest in equal quarterly increments over a four-year period. In addition, Mr. Conway was granted 500,000 shares of restricted stock, all of which vest on February 1, 2006, or will vest pro rata if Mr. Conway leaves the Company under certain circumstances prior to February 2006. In awarding these grants, the Compensation Committee considered the Mr. Conway’s outstanding performance in leading PeopleSoft, the Company’s performance in 2002 and 2001 and an assessment of equity grants made to CEOs of other companies of similar size in the industry. These grants are intended to maintain Mr. Conway’s compensation at a competitive level.

Board Compensation

      Each non-employee director receives an annual retainer of $30,000 plus $5,000 for each committee membership (with an additional $5,000 paid for service as a chairman of a committee). In lieu of director

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compensation, Mr. Bhusri was paid a total of $22,190 (in cash and other benefits) in exchange for serving as an employee of PeopleSoft through December 15, 2002, working on special projects. In lieu of director compensation, Mr. Duffield was paid a total of $12,780 (in cash and other benefits) in exchange for serving as an employee of PeopleSoft working on special projects during 2002. Mr. Conway does not receive any cash compensation for service as a member of the Board of Directors.

      The Board of Directors has the authority to determine stock compensation for non-employee directors. In addition to cash compensation, pursuant to guidelines established by the Board, each non-employee director automatically receives an initial stock option grant upon joining the Board or otherwise becoming eligible (for example at the time an employee director becomes a non-employee director) as well as additional options annually for continued service. The initial option grant is 60,000 shares, which vests over a period of four years. In 2002, the size of the annual option grant was increased from 15,000 shares to 25,000 shares and the grants are now made in quarterly increments of 6,250 shares, which become fully vested one year after the date of grant. The exercise prices of options granted to non-employee directors are set at the market value on the date of grant. Prior grants to non-employee directors were made under our 1992 Directors’ Stock Option Plan, which expired at the end of 2002. Future grants to non-employee directors will be made under the proposed 2003 Directors Stock Plan, the adoption of which is subject to stockholder approval at this Annual Meeting.

Certain Business Relationships and Transactions with Management

      Mr. Fanzilli, a director of PeopleSoft, Inc., was, until his retirement in March 2002, a Managing Director and the Chief Information Officer of Credit Suisse First Boston (“Credit Suisse”), an investment banking firm. Credit Suisse and its affiliates paid PeopleSoft and its affiliates an aggregate of approximately $1,196,000 for consulting and maintenance services and licensing fees during the first fiscal quarter of 2002.

      During 2002, Gary Conway, the brother of CEO Craig Conway, served as a marketing consultant for PeopleSoft until March 1, and thereafter was employed by the Company as Vice President, Corporate Marketing. Mr. Conway was paid consulting fees of $92,524 and was reimbursed for expenses in the amount of $8,346. As an employee, Mr. Conway was paid an aggregate salary and bonus in 2002 of $328,211. Chairman David A. Duffield’s son and daughter-in-law, Michael D. Duffield and Michelle M. Duffield, were employed by the Company as an Account Executive and Senior Direct Marketing Specialist, respectively. They received, in the aggregate, salary and bonuses totaling $891,753 in 2002.

Purpose of the 2003 Plan

      The 2003 Plan is intended to advance the interests of PeopleSoft and its stockholders in attracting, retaining and rewarding non-employee members of the Board of Directors by creating an additional incentive for such directors to contribute to the growth and profitability of PeopleSoft. The 2003 Plan is intended to replace the 1992 Directors’ Stock Option Plan (the “1992 Plan”), which expired on December 31, 2002. While options previously granted to non-employee directors under the 1992 Plan will remain exercisable under their original terms, no new options may be granted under the 1992 Plan. Stockholder approval of the 2003 Plan is being requested at this Annual Meeting.

Description of the 2003 Plan

      The following paragraphs provide a summary of the principal features of the 2003 Plan. The 2003 Plan is set forth in its entirety as Appendix A to this Proxy Statement. The following summary is qualified in its entirety by reference to Appendix A.

General

      The 2003 Plan provides for the granting of nonstatutory stock options and restricted stock awards (collectively, “Awards”) to non-employee members of the Board of Directors. A maximum of 2,000,000

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shares of Common Stock is reserved for issuance under the 2003 Plan. The share reserve of the 2003 Plan consists of the following:

•	1,507,750 shares which will initially be available for grant, plus

•	492,250 shares, which is equal to the number of shares represented by options granted under the 1992 Plan that were outstanding on February 25, 2003 (the date on which the 2003 Plan was approved by the Board), but which will become available again for grant under the 2003 Plan only to the extent that any such options expire unexercised.

      If an option granted under the 1992 Plan or the 2003 Plan expires without being exercised in full, the unissued shares will be available for future grant under the 2003 Plan. If shares issued pursuant to a restricted stock award are subsequently repurchased or reacquired by PeopleSoft, such shares will become available for future issuance. If approved by stockholders, the 2003 Plan will be effective as of May 27, 2003. Until such approval, no Awards will be granted under the 2003 Plan.

Administration of the 2003 Plan

      The 2003 Plan is administered by the Board of Directors. Subject to the terms of the 2003 Plan, the Board has the discretion to determine which eligible persons will be granted Awards, the size and types of such Awards, and the terms and conditions of such Awards. All decisions and interpretations by the Board of Directors are final and binding on all participants.

Eligibility

      Only non-employee members of the Board of Directors are eligible to receive Awards under the 2003 Plan, and all Awards will be granted at the discretion of the Board of Directors. As of April 1, 2003, there were five non-employee members of the Board of Directors.

Options

      Options granted under the 2003 Plan will be nonstatutory stock options, which do not qualify for treatment as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). See “Tax Aspects” below. The number of shares covered by each option will be determined by the Board. As described on page 15 above, the Board has established guidelines for initial and ongoing quarterly grants to non-employee directors, which the Board intends to use in connection with the 2003 Plan.

      The exercise price per share for each option will be 100% of the fair market value per share of our Common Stock on the date of grant. As of April 1, 2003, the closing price of our Common Stock as reported on the Nasdaq National Market was $15.27 per share. The exercise price must be paid in full at the time of exercise in cash, by check, the tender of shares of our Common Stock that are already owned by the participant, or by any combination of the foregoing.

      Options become exercisable at the times and on the terms established by the Board. Options expire at the times established by the Board but not later than 10 years after the date of grant. A vested option generally will remain exercisable for 90 days following the participant’s termination of service, unless such termination results from the participant’s death or disability, in which case the option generally will remain exercisable for 6 months following termination, provided that in no case may an option be exercised after its expiration date. In addition, if the participant’s service terminates due to death, there is generally an additional year of vesting credit given.

      The Board of Directors may offer to buy out an option in cash or shares of our Common Stock, based on terms established at the time of such offer.

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Restricted Stock Awards

      Restricted stock awards are shares of our Common Stock that are typically granted without requiring any monetary payment by the participant. Shares of restricted stock will vest in accordance with terms and conditions established by the Board subject to the terms of the 2003 Plan. The 2003 Plan requires that restricted stock Awards will have either (i) service-based vesting that is no faster than 1/3 of the shares vesting after one year and the remainder of the original award vesting quarterly or annually thereafter, so as to be 100% vested on the third anniversary of the date of grant, or (ii) hybrid performance and service-based vesting, with a minimum service-based cliff of at least one year. Unvested shares are forfeited if the participant terminates his or her service prior to vesting in the shares. The number of shares of restricted stock (if any) granted to a participant will be determined by the Board of Directors.

Adjustments Upon Changes in Capitalization

      In the event that our Common Stock changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in our capital structure effected without the receipt of consideration by us, appropriate adjustments will be made in the number and class of shares of stock subject to the 2003 Plan, the number and class of shares of stock subject to any Award outstanding under the 2003 Plan, and the exercise price of any such outstanding Award.

      In the event of a liquidation or dissolution of PeopleSoft, any unexercised Awards will terminate. The Board may, in its discretion, provide that each participant will have the right to exercise all of the participant’s Awards, including those not otherwise exercisable, until the date 10 days prior to the consummation of the liquidation or dissolution.

      In the event of a merger or sale of substantially all of the of assets of PeopleSoft, each outstanding Award will be assumed or an equivalent award will be substituted by the successor corporation. If the successor corporation refuses to assume the Awards or to substitute equivalent awards, such Awards will become 100% vested. In such event, the Board will notify the participant that each Award subject to exercise is fully exercisable for 15 days from the date of such notice and that the Award terminates upon expiration of such period.

Amendment and Termination of the 2003 Plan

      The 2003 Plan will continue in effect until the first to occur of (i) its termination by the Board of Directors, or (ii) the date on which all shares available for issuance under the 2003 Plan have been issued and all restrictions on such shares have lapsed. Awards outstanding at the time of termination of the 2003 Plan will remain in effect according to their terms. The Board may amend, alter, suspend or terminate the 2003 Plan, or any part thereof, at any time and for any reason; provided, however, that the Board may not amend the 2003 Plan without obtaining stockholder approval to the extent necessary to comply with any applicable rule or statute. No such action by the Board or stockholders may impair any Award previously granted under the 2003 Plan without the written consent of the participant.

Transferability of Awards

      Except as determined by the Board in its sole discretion, Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution.

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APPENDIX A:

PEOPLESOFT, INC.

2003 DIRECTORS STOCK PLAN

      [Approved by the PeopleSoft stockholders at the 2003 Annual Meeting of Stockholders]

      1) Purposes of the Plan. The purposes of this Directors Stock Plan are to attract and retain the best available personnel to serve as Outside Directors, to provide additional incentive to Outside Directors and to promote the success of the Company’s business. Eligible Outside Directors may be granted Options and Restricted Stock Awards under the Plan.

      2) Definitions. As used herein, the following definitions shall apply:

a) “Administrator” means the Board.

b) “Applicable Laws” means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted, the requirements of any regulatory body having jurisdiction with respect to the Plan and the applicable laws of any other country or jurisdiction where Options or Restricted Stock Awards are granted under the Plan.

c) “Board” means the Board of Directors of the Company.

d) “Code” means the Internal Revenue Code of 1986, as amended.

e) “Common Stock” means the Common Stock of the Company.

f) “Company” means PeopleSoft, Inc., a Delaware corporation.

g) “Director” means a member of the Board.

h) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

i) “Employee” means any person, including Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

k) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

i) If the Common Stock is listed on any established stock exchange or a national market system, including, without limitation, the Nasdaq National Market or the Nasdaq SmallCap Market of the Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination (or if the markets are closed on such day, on the most recent prior trading day), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or if the markets are closed on such day, on the most recent prior trading day); or

In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

l) “Option” means a stock option granted pursuant to the Plan. All Options granted hereunder shall be nonstatutory stock options which are not intended to qualify as incentive stock options within the meaning of Section 422(b) of the Code.

m) “Option Agreement” means a written or electronic agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

n) “Optioned Stock” means the Common Stock subject to an Option.

o) “Optionee” means the holder of an outstanding Option or Restricted Stock Award granted under the Plan.

p) “Outside Director” means a Director who is not an Employee.

q) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

r) “Plan” means this 2003 Directors Stock Plan.

s) “Prior Plan Option” means any option granted pursuant to the Company’s 1992 Directors’ Stock Option Plan which is outstanding on or after the date that the Board adopts the Plan.

t) “Restricted Stock” or “Restricted Stock Award” means shares of Common Stock acquired pursuant to the grant of a Restricted Stock Award under Section 10 below.

u) “Restricted Stock Award Agreement” means a written agreement between the Company and the Optionee evidencing the terms and restrictions applying to Restricted Stock granted under the Plan. The Restricted Stock Award Agreement is subject to the terms and conditions of the Plan.

v) “Service Provider” means a person serving as a Director.

w) “Share” means a share of the Common Stock, as adjusted in accordance with Section 12 below.

x) “Subsidiary” means any “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

      3) Stock Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares that may be issued pursuant to (a) Options and Restricted Stock Awards granted under the Plan, plus (b) Prior Plan Options is 2,000,000 Shares. The Shares may be authorized but unissued, or reacquired Common Stock.

      If an Option or a Prior Plan Option expires or becomes unexercisable without having been exercised in full, or, if Shares issued pursuant to a Restricted Stock Award are forfeited back to the Company, the unpurchased Shares (or for Restricted Stock Awards, the forfeited shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan, upon exercise of an Option shall not be returned to the Plan and shall not become available for future distribution under the Plan.

      4) Administration of the Plan.

      a) Administrator. The Plan shall be administered by the Board.

      b) Powers of the Administrator. Subject to the provisions of the Plan, and subject to the approval of any relevant authorities, the Administrator shall have the authority in its discretion, and only to the extent consistent with the other provisions of this Plan:

           i) to determine the Fair Market Value;

ii) to select the Outside Directors to whom Options and Restricted Stock Awards may from time to time be granted hereunder;

iii) to determine the number of Shares to be covered by each such award granted hereunder;

iv) to approve forms of agreement for use under the Plan;

v) to determine the terms and conditions of any Option granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised (which may be based on performance criteria), and any other restriction or limitation regarding any Option or the Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

vi) to determine whether and under what circumstances an Option may be bought out in cash under subsection 9(e);

vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

viii) to allow Optionees to satisfy withholding tax obligations, if any, by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or the Shares of Restricted Stock that vest, that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, and no more in any event. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by Optionees to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

ix) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

x) to modify or amend each agreement granted pursuant to this Plan; provided, however, that the Administrator may not without advance stockholder approval (i) adopt a discretionary amendment to an Option to accelerate the vesting of Shares subject to such Option or waive forfeiture restrictions of Restricted Stock Awards, or (ii) amend an Option to reduce the exercise price per Share thereof or to implement an option exchange program pursuant to which an Option could be exchanged for a new Option with a lower exercise price per Share;

xi) to authorize any person to execute on behalf of the Company any instrument required to effect a grant of Restricted Stock previously granted by the Administrator;

xii) to determine the terms and restrictions applicable to Restricted Stock; and

xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

c) Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Optionees.

      5) Eligibility.

      a) Options and Restricted Stock Awards may only be granted to Outside Directors.

      b) Neither the Plan nor any Option or Restricted Stock Award shall confer upon any Optionee any right with respect to continuing the Optionee’s relationship as a Service Provider with the Company, nor shall it interfere in any way with his or her right or the Company’s right to terminate such relationship at any time, with or without cause.

      6) Establishment and Term of Plan. The Plan shall become effective on May 27, 2003, subject to approval by the stockholders of the Company. No Shares shall be issued pursuant to the Plan prior to obtaining such stockholder approval. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the Shares available for issuance under the Plan have been issued and all restrictions on such Shares under the terms of the Plan and any Option Agreements or Restricted Stock Award Agreements have lapsed.

      7) Term of Option. The term of each Option shall be stated in the Option Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant thereof.

      8) Option Exercise Price and Consideration.

      a) The per share exercise price for the Shares to be issued upon exercise of an Option shall be no less than 100% of the Fair Market Value per Share on the date of grant.

      b) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator. Such consideration may consist of (1) cash, (2) check, (3) other Shares which (x) in the case of Shares acquired directly or indirectly from the Company, have been owned by the Optionee for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (4) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, or (5) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

      9) Exercise of Option.

      a) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms hereof at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. An Option may not be exercised for a fraction of a Share.

      An Option shall be deemed exercised when the Company or its designated broker receives (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12 of the Plan.

      Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

      b) Termination of Relationship as a Service Provider. If an Optionee ceases to be a Service Provider, such Optionee may exercise his or her Option within ninety (90) days after the date of termination (or such other period of time as is specified in the Option Agreement) to the extent that the Option is vested on the date of termination, but in no event later than the expiration of the term of the Option as set forth in the Option Agreement (the “Option Expiration Date”). If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

      c) Disability of Optionee. If an Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, the Optionee may exercise his or her Option within six (6) months after the date of termination (or such other period of time as is specified in the Option Agreement) to the extent the Option is vested on the date of termination, but in no event later than the Option Expiration Date. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

      d) Death of Optionee. If an Optionee dies while a Service Provider, the Option may be exercised within six (6) months after the date of the Optionee’s death (or such other period of time as is specified in the Option Agreement), but in no event later than the Option Expiration Date), by the Optionee’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance. The Option will be exercisable during such period to the extent that the right to exercise the Option would have accrued had the Optionee continued living and remained a Service Provider for one (1) year after the date of death. If, at the time of death, the Optionee is not vested as to the entire Option, the Shares covered by the portion of the Option which would not have vested as of the date one (1) year after the date of the Optionee’s death shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

      e) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares, an Option previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

      10) Restricted Stock Awards. Restricted Stock Awards shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the Restricted Stock is awarded, subject to Section 12 and the following: (a) for vesting solely based on an Optionee continuing as a Service Provider, no more than 1/3 of such awards will vest no earlier than the one (1) year anniversary of the grant date, and the remaining Shares will vest quarterly thereafter, such that an Optionee will be 100% vested no earlier than the third anniversary of the grant date, subject to continuing as a Service Provider, or (b) for vesting based on a hybrid of performance and continuing service, there will be a minimum service-based cliff vest of at least one year, i.e., no vesting in any event unless a minimum of one year of service has elapsed from the date of grant. The Administrator shall require the recipient to sign a Restricted Stock Award Agreement as a condition of the award. The Restricted Stock Award Agreement may contain such terms, conditions, representations and warranties as the Administrator may require. The certificates representing the Shares awarded shall bear such legends as shall be determined by the Administrator.

      11) Non-Transferability of Options and Restricted Stock Awards. Except as determined otherwise by the Administrator in its discretion, Options and Restricted Stock Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

      12) Adjustments upon Changes in Capitalization, Merger or Asset Sale.

      a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Option or Restricted Stock Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Options or Restricted Stock Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option or Restricted Stock Award, as well as the price per share of Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company. The conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option or Restricted Stock Award.

      b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option until ten (10) days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an

Option shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option will terminate immediately prior to the consummation of such proposed action.

      c) Merger or Asset Sale. In the event of a merger of the Company with or into another corporation or the sale of substantially all of the assets of the Company, each outstanding Option and Restricted Stock Award (to the extent the Company’s right to return of forfeited shares subject to the Restricted Stock Award had not terminated as of the date of closing of the merger or asset sale) shall be assumed or an equivalent option, right or agreement substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that a Restricted Stock Award Agreement is not assumed or substituted, the Company’s right to return of forfeited Shares shall terminate as of the date of the closing of the merger or asset sale. In the event that the successor corporation refuses to assume or substitute for the Option, the Optionee shall fully vest in and have the right to exercise the Option with respect to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee in writing or electronically that the Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period. For the purposes of this Section 12(c), the Option shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share of Optioned Stock subject to the Option, to be solely stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets. For purposes of this Section 12(c), a Restricted Stock Award shall be considered assumed if, following the merger or sale of assets, the Restricted Stock Award, for each Share subject to the Restricted Stock Award that was unvested immediately prior to the merger or sale of assets, confers the right to receive upon subsequent vesting the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Stock for each Share subject to the Restricted Stock Award on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation provide for the consideration to be received upon the subsequent vesting of the Restricted Stock Award to be solely stock of the successor corporation or it Parent equal in fair market value to the per share consideration received by holders of Stock in the merger or sale of assets.

      13) Time of Granting Options and Restricted Stock Awards. The date of grant of an Option or Restricted Stock Award shall, for all purposes, be the date on which the Administrator makes the determination granting such Option or Restricted Stock Award, or such later date as is determined by the Administrator. Notice of the determination shall be given to each Outside Director to whom an Option or Restricted Stock Award is so granted within a reasonable time after the date of such grant.

      14) Amendment and Termination of the Plan.

      a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan; provided, however, that the Board may not materially amend the Plan without obtaining stockholder approval to the extent that stockholder approval is necessary or desirable to comply with Applicable Laws.

      b) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the

Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to awards granted under the Plan prior to the date of such termination.

      15) Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the Plan unless the issuance and delivery of such Shares complies with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

      16) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

      17) Reservation of Shares. The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.